UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 28, 2006 (November 21, 2006)
Baldwin Technology Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-9334	13-3258160

(Commission File Number)	(IRS Employer Identification No.)

Two Trap Falls Road, Suite 402, CT	06484

(Address of Principal Executive Offices)	(Zip Code)
203-402-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     New Credit Agreement
     Baldwin Technology Company, Inc. (the “Company”) and various of its subsidiaries entered into a Credit Agreement with LaSalle Bank National Association (the “Bank”) effective November 21, 2006 (the “LaSalle Credit Agreement”) under which the Bank agreed to make available to the Company a bridge loan in the amount of $35 million (the “Bridge Loan”) to finance the Company’s acquisition of MTC Corporation and to allow the Company to re-pay its existing indebtedness under the debt facilities with Maple Bank GmbH as more fully described below. Terms used herein and not otherwise defined are defined in the LaSalle Credit Agreement. The Bridge Loan will be replaced no later than December 29, 2006 by Permanent Loan Commitments consisting of (1) a Parent Revolving Loan in the amount of $20 million, (2) a German Revolving Loan in the amount of $15 million, and (3) a Term Loan in the amount of $15 million. Unless sooner terminated, the LaSalle Credit Agreement will terminate on November 21, 2011.
     The Company and certain of its subsidiaries pledged some or all of their ownership interests in shares held in their respective subsidiaries as collateral for loans made under the LaSalle Credit Agreement. Interest rates payable on loans are at various rates based on a ratio of the Company's total debt to earnings before interest, taxes and depreciation (EBITDA). Principal and interest payments under the loans will be due quarterly, in accordance with a schedule set forth in the LaSalle Credit Agreement. The LaSalle Credit Agreement also requires the Company to satisfy certain financial covenants, including (a) minimum EBITDA thresholds, (b) a Fixed Charge Coverage Ratio, and (c) Total Debt to EBITDA ratios.
     A copy of the LaSalle Bank Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Amended and Restated Stock Purchase Agreement
     On November 21, 2006, the Company entered into an Amended and Restated Stock Purchase Agreement with the stockholders of MTC Trading Company, the parent company of Oxy-Dry Corporation, dated as of November 17, 2006, and completed the acquisition of MTC Trading Company for a purchase price of approximately $18 million in cash, subject to adjustments.
     A copy of the Amended and Restated Stock Purchase Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
     The Company issued a press release announcing the completion of the Oxy-Dry acquisition on November 22, 2006. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
     In 2003, Maple Bank GmbH (“Maple Bank”) as Lender and the Company and various of its subsidiaries as Borrower entered into a Credit Agreement which, as amended on September 9, 2004 and July 1, 2005 is referred to herein as the Maple Credit Agreement.
The Company paid the principal amount of the loan under the Maple Credit Agreement, all accrued interest and associated expenses, plus an early termination fee in the amount of $100,000 on November 21, 2006 in accordance with the terms of a Payoff Letter Agreement entered into by the Company and Maple Bank as of November 21, 2006. A copy of the Payoff Letter Agreement is attached hereto as Exhibit 10.3 and is hereby incorporated by reference.

     Except for the Lender’s option to acquire a maximum of $5 million of equity securities of the Company (should the Company choose to issue any such equity securities), certain rights and obligations with respect to letters of credit and bank guarantees issued by the Lender, and certain other obligations concerning payment of expenses and survival of indemnities, all rights and obligations of the parties under the maple Credit Agreement have terminated.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The disclosures set forth above in Item 1.01 under the heading “Amended and Restated Stock Purchase Agreement” are hereby incorporated by reference into this Item 2.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosures set forth in Item 1.01 under the heading “New Credit Agreement” are hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Businesses Acquired
     The Company intends to file an amendment to this current report on Form 8-K as soon as practicable to include in the report the historical financial statements of MTC Trading Company as required by Rule 3-05 of Regulation S-X, and the pro forma financial statements required under Article 11 of Regulation S-X.
     (b) Pro Forma Financial Information
     See (a) above.
     (d) Exhibits

10.1	Credit Agreement dated as of November 21, 2006 by and among Baldwin Technology Company, Inc., Mainsee 431. VV GmbH (to be renamed Baldwin Germany Holding GmbH), Baldwin Germany GmbH and Oxy-Dry Maschinen GmbH as Borrowers, the various lenders party thereto as Lenders and LaSalle Bank National Association as Administrative Agent and Arranger (filed herewith).

10.2	Amended and Restated Stock Purchase Agreement by and among Baldwin Technology Company, Inc. and the Stockholders of MTC Trading Company dated November 17, 2006 (filed herewith).

10.3	Letter Agreement regarding Payoff of Loans and Related Obligations dated as of November 21, 2006 from Maple Bank GmbH to the Company, Baldwin Europe Consolidated B.V. and LaSalle Bank National Association as Administrative Agent (filed herewith).

99.1	Press release entitled “Baldwin Completed Oxy-Dry Acquisition And Announces New Credit Agreement” dated November 22, 2006 and issued by the Company November 22, 2006 (filed herewith).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BALDWIN TECHNOLOGY COMPANY, INC. (Registrant)
By:	/s/ Vijay C. Tharani
	Name:	Vijay C. Tharani
	Title:	Vice President, Chief Financial Officer and Treasurer

Dated: November 28, 2006